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                                                                  Exhibit 10.7
                             EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of November 1, 1997, by and between JAMES J. CHAISSON, JR. ("Employee") and JRJ INVESTMENTS, INC. ("Employer").

                                  AGREEMENT

     IN CONSIDERATION of the mutual covenants hereinafter made by each party to the other, the Employer and the Employee agree as follows:

     1.   EMPLOYMENT.   Employer agrees to employ Employee, and Employee
agrees to accept employment with Employer, in accordance with the terms and provisions of this Agreement.

     2. TERM OF EMPLOYMENT. The term of this Agreement shall commence on November 1, 1997, and shall end on October 31, 2000, unless sooner terminated in accordance with the terms and provisions of this Agreement.

     3.   SCOPE OF EMPLOYMENT AND COMPENSATION.   Employee will be employed
by Employer as the General Manager of the dealerships located at 2333 S. Decatur Blvd., Las Vegas, Nevada (the "Las Vegas Dealership") and at 261 Auto Mall Drive, Henderson, Nevada (the "Henderson Dealership", and together with the Las Vegas Dealership, the "Dealerships"). As the General Manager of the Dealerships, Employee will have supervision over, and be responsible for, the day-to-day operations of the Dealerships.

As compensation for the performance of his duties, Employee shall receive from Employer base compensation ("Base Compensation") of $42,000.00 per year ($3,500.00 per month), to be paid in equal installments consistent with Employer's established payroll frequency for all employees, during the term of this Agreement. Additionally, Employee shall receive a monthly bonus (the "Bonus Compensation") as follows:

     (a) for the period of the Agreement ending on December 31, 1997, Bonus Compensation shall be an amount equal to the greater of: (i) ten percent (10%) of the Monthly Net Earnings (hereinafter defined) of the Las Vegas Dealership, or (ii) nine percent (9%) of the aggregate Monthly Net Earnings of the Dealerships. During said period ending on December 31, 1997, the $25,000.00 of Cross-Continent Auto Retailer, Inc.'s (the "Parent") corporate overhead included in the definition of Monthly Net Earnings shall be allocated to the Las Vegas Dealership in the same proportion as the Gross Revenues (hereinafter defined) of the Las Vegas Dealership bears to the Gross Revenues of the Dealerships; and

     (b) for the period of the Agreement commencing on January 1, 1998, Bonus Compensation shall be an amount equal to nine percent (9%) of the aggregate Monthly Net Earnings of the Dealerships;

provided, however, that Employee shall be guaranteed compensation of at least $15,000.00 per month. Employee's monthly Bonus Compensation or guaranteed compensation in excess

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of his Base Compensation, whichever shall be greater, shall be paid within fifteen (15) days after the end of the month for which such Bonus
Compensation is due.

     4.   NET EARNINGS.  "Monthly Net Earnings" shall mean, on a monthly basis:
(a) gross revenues from all sources relating to the operation of the respective Dealerships ("Gross Revenues"), less (b) all cost of sales; general and administrative expenses; salaries, bonuses, commissions, and other compensation; depreciation; amortization; interest; dealership overhead; and the allocated portion of the $25,000.00 per month as and for the portion of the Parent's corporate overhead charged to the Dealerships; but before income taxes. Monthly Net Earnings shall be calculated on the accrual method of accounting and determined by the Parent's's accounting staff in accordance with generally accepted accounting principles.

     5. COMPENSATION PRORATIONS. For purposes of calculating the compensation set forth in Paragraph 3, all such amounts shall be prorated for any partial calendar month or year during the term of this Agreement.

     6. EMPLOYEE BENEFITS. In addition to the compensation set forth in Paragraph 3, Employer shall:

     (a) grant Employee twenty (20) working days of paid vacation during each twelve (12) calendar month period of the term of this Agreement;

     (b) provide Employee with the use of two (2) new demonstrator vehicles in accordance with the customary practice of the Employer immediately prior to the date of this Agreement; and

     (c) provide Employee and his spouse and dependent children, either through direct premium payment or through additional compensation to enable Employee to pay for such coverage, with hospital, surgical and medical insurance coverage no less favorable than such coverage provided to Employee by Employer immediately prior to the date of this Agreement; provided, however, that if such direct premium payment or additional compensation exceeds the amount otherwise payable by Employer to provide such benefits to all employees of Employer, Employee shall recognize and report for federal income tax purposes such excess, with such excess being subject to all applicable federal income tax and social security and medicare premium withholding requirements.

Employee shall be eligible to participate in the Employer's retirement plan after one year from the date of this Agreement.

     7. REIMBURSEMENT OF BUSINESS EXPENSES. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, and for performing the duties contemplated by this Agreement, including, but not limited to, expenditures for business entertainment and business travel. Employer shall reimburse Employee for all such reasonable expenditures upon Employee's presentation of an itemized account of and receipts for the expenditures. An itemized account will be submitted by Employee to Employer on a monthly basis.

     8.   TIME.   The Employee agrees to devote his full time, energies,
abilities and attention to the performance of his obligations and responsibilities under this Agreement.

     9. NONDISCLOSURE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. During the term of this Agreement, Employee will have access to and become familiar with various trade

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secrets, consisting of formulas,  compilations of information, records and other information owned by Employer and regularly used in the operation of the business of Employer. Employee must not disclose any such trade secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement or for a term of one (1) year from the date this Agreement expires or is terminated, except as required in the course of his employment with Employer; provided, however, that the prohibition provided in this clause shall not apply to any such information or knowledge thereof that is otherwise common knowledge in the new automobile dealership industry.

     10.  EMPLOYER'S PROPERTY.   All files, records, documents, equipment, and
other property of Employer used by Employee in the performance of his obligations and responsibilities under this Agreement, whether or not prepared by Employee, will remain the exclusive property of Employer and must not be removed from the premises of Employer under any circumstances, other than in connection with Employee's employment or otherwise contemplated by this Agreement, without the prior written consent of Employer. Upon the expiration or termination of this Agreement, Employee must immediately deliver to Employer all property belonging to Employer in Employee's possession, or under Employee's control, in good condition, ordinary wear and tear excepted.

     11. INDEMNIFICATION OF EMPLOYEE. Employer shall indemnify Employee for all losses sustained by Employee as a direct result of the discharge of his duties required by this Agreement, except for losses caused by Employee's willful misconduct or gross negligence. "Gross Negligence," as used in this Agreement, shall mean an act or omission that involves an intentional disregard or failure to perform any job duty or function in reckless disregard of the consequences whether or not those consequences were foreseeable.

     12.  OFFICE AND CLERICAL SERVICES.   Employer will provide Employee with an
office and such clerical services as are reasonably necessary for Employee to perform his obligations and responsibilities under this Agreement.

     13. TERMINATION OF EMPLOYEE FOR CAUSE. If Employee is terminated for cause by Employer, Employee shall be entitled to his Base Compensation and Bonus Compensation, prorated to the date of termination, and Employer shall be relieved of its obligation to pay Employee any remaining Base Compensation or Bonus Compensation that would thereafter be due under Paragraph 3 of this Agreement. In addition, if Employee is terminated for cause by Employer, Employee shall be bound by the non-compete provisions of Paragraph 19 of this Agreement.

     14. DEFINITION OF "FOR CAUSE." The term "for cause," as used in this Agreement, shall mean (a) a conviction of a felony, (b) commitment of fraud, (c) theft of any property of Employer or Employer's customers, (d) reporting to work under the influence of alcohol or controlled substances (other than prescription medication which is possessed and being taken pursuant to a current and valid physician's prescription), or (e) repeated failure on the part of Employee to perform his duties in the usual and customary manner that such duties are performed in the automobile business.

     15. TERMINATION OF EMPLOYEE WITHOUT CAUSE. If Employee is terminated by Employer without cause or this Agreement is terminated due to the Employer selling or otherwise ceasing to own and operate the Dealerships, Employee shall be entitled to the greater of (a) an amount equal to his Base Compensation and his Bonus Compensation for the period of twelve (12) months prior to the date of termination, or (b) his guaranteed monthly compensation for a twelve (12) month period. If Employee is terminated by Employer without

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cause, the non-compete provisions of Paragraph 19 of this Agreement shall immediately be null and void. It is understood and agreed by the parties that the voiding of Paragraph 19 shall not otherwise affect the validity, legality or enforceability of the remaining provisions of this Agreement.

     16. VOLUNTARY TERMINATION BY EMPLOYEE. If Employee voluntarily terminates his employment with Employer, Employee shall be entitled to his Base Compensation and Bonus Compensation, prorated to the date of termination, and Employer shall be relieved of its obligation to pay Employee any remaining Base Compensation or Bonus Compensation that would thereafter be due under Paragraph 3 of this Agreement. In addition, if Employee voluntarily terminates his employment with Employer, Employee shall be bound by the non-compete provisions of Paragraph 19 of this Agreement.

     17. NOTICE OF TERMINATION. The Employee and the Employer understand and agree that (a) each has the right, upon thirty (30) days written notice (hereinafter referred to as the "Notice Period"), to terminate the employment relationship, and (b) Employer may terminate the employment relationship immediately for cause.

     18.  NOTICE PERIOD.   The Employer agrees to continue in effect during
the Notice Period the compensation and benefits to which the Employee may be otherwise entitled under this Agreement. The Employee agrees that during the Notice Period, he will cooperate fully with the Employer in all matters relating to the winding up of any pending work and the orderly transfer to other employees of Employer of the work for which he has most recently been responsible. The Employee understands and agrees that, at or about the expiration of the Notice Period, or upon the immediate termination of Employee, the Employer may convene an exit interview to review the status of work for which the Employee has most recently been responsible; to review the status of Employee's compensation, benefits, and obligations under this Agreement; and to confirm that the Employee clearly understands the nature and scope of his post-employment rights and obligations.

     19.  COVENANT NOT TO COMPETE.   Employee agrees that he will not, either
directly or indirectly, alone or with others, either as an employee, owner, partner, agent, stockholder, member, director, officer or otherwise enter into or engage in the business of operating a new vehicle dealership, warranty repair business, or other related new automobile business with respect to any of the Audi, BMW, Land Rover, Rolls-Royce, Bentley, or Volkswagen franchises, within the Las Vegas or Henderson, Nevada metropolitan areas (the "Restricted Area") for a term of three (3) years from the date of this Agreement (the "Restrictive Period").

     20.  NON-SOLICITATION.   Employee will not individually, collectively, or
in conjunction with others, directly or indirectly, within the Restrictive Period and Restricted Area, directly or indirectly solicit or hire any employee of Employer or encourage any such employee to leave such employment unless such employee has already terminated such employment with Employer or Employer and the Employee have mutually agreed in advance to the solicitation or employment.

     21.  REMEDIES.   The breach of or failure to perform any term of this
Agreement may be enforced by an action for injunctive relief, which may be brought in any court of competent jurisdiction in Clark County, Nevada. None of the remedies provided for in this Agreement shall be the exclusive remedy of either party for a breach of this Agreement. The parties hereto shall have the right to seek any other remedy at law or in equity in lieu of or in addition to any remedies provided for in this Agreement.

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     22.  GOVERNING LAW.   This Agreement shall be governed by and construed in
accordance with the laws of the State of Nevada.

     23.  INVALID PROVISIONS.   If any provision contained in this Agreement
shall for any reason be held to be invalid, illegal, void, or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.

     24.  AMENDMENT.   This Agreement may not be amended or modified except by a
written instrument executed by both Employer and Employee.

     25.  ATTORNEYS' FEES.   In the event of the breach of this Agreement by
either party, the prevailing party shall be entitled to reimbursement by the non-prevailing party of any attorneys' fees and costs incurred in enforcing the party's rights hereunder.

     26.  INCONSISTENCY.   To the extent that this Agreement is inconsistent
with any Employer policies or any agreements between the parties, this Agreement shall prevail.

     27.  PARAGRAPH HEADINGS.   The paragraph headings contained in this
Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement.

     28.  ENTIRE AGREEMENT.   This Agreement contains and constitutes the entire
agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement.

     DATED AND EFFECTIVE as of November 1, 1997.


     EMPLOYER:                     JRJ INVESTMENTS, INC.

                                   By:
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                                   Its:
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     EMPLOYEE:
                                   ----------------------------------
                                   JAMES J. CHAISSON, JR.





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